Exhibit 99.1

China HGS Reports Third Quarter of Fiscal Year 2015 Results

HANZHONG, CHINA – August 7, 2015 – China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today reported its financial results for the third quarter of fiscal 2015 ended June 30, 2015 with the U.S. Securities and Exchange Commission. An electronic copy of the quarterly report on Form 10-Q can be accessed on the SEC's website at www.sec.gov.

Highlights for the Quarter

●	Total revenues for the third quarter of fiscal 2015 were approximately $26 million, a decrease of 10% from approximately $28.9 million in the same quarter of fiscal 2014. Total revenues recognized from percentage of completion method were approximately $25.6 million, which accounted for 98.2% of total revenues in the third quarter of fiscal 2015. The year-over-year decrease of revenue was primarily due to limited inventory on completed projects.

●	Net income for the third quarter of fiscal 2015 totaled approximately $13.7 million, an increase of approximately $5.5 million from the net income of approximately $8.2 million in the same period of last year. The increased net income in this quarter compared to the same quarter of last year was primarily due to sales of higher margin commercial and parking units during the current period.

●	For the nine months ended June 30, 2015, the Company achieved a positive operating cash flow of approximately $13.1 million, compared to negative operating cash flow of approximately $30.7 million in the same period of last year.

●	Basic and diluted net earnings per share (“EPS”) attributable to shareholders for the third quarter of fiscal 2015 were $0.30, an increase of 66.7% from $0.18 for the same quarter of last year.

“I am very pleased that the Company reported strong earnings this quarter, with net income up 68% compared to the same period of last year. As we are selling out our inventory on completed projects, our sales were negatively impacted due to limited number of units for customer selection,” said Mr. Xiaojun Zhu, Chairman and Chief Executive Officer of China HGS. “The overall slower economic environment in China posted challenges for real estate industry. However, our regional real estate market remains stable, with average unit price held steady. Our commercial property and parking units with higher average unit price are particularly in strong demand. Our near term effort is to focus on completion of the projects currently under construction as soon as possible. We expect our contract sales and revenue will improve as we have more GFA available for sale,” concluded Mr. Xiaojun Zhu.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the uncertain market for the Company's business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company’s development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong,

President of Capital Market
China Phone: (86) 091-62622612

Email: randy.xiong@chinahgs.com

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30	September 30
	2015	2014
ASSETS
Current assets:
Cash	$3,784,384	$1,125,545
Restricted cash	1,783,501	1,589,887
Advances to vendors	223,745	-
Cost and earnings in excess of billings	11,479,614	12,332,396
Real estate property development completed	4,452,559	6,050,263
Real estate property under development	122,564,553	140,313,127
Other current assets	237,488	1,409,367

Total current assets	144,525,844	162,820,585

Property, plant and equipment, net	832,824	889,497
Real estate property development completed, net of current portion	2,312,716	2,572,215
Security deposits for land use right	3,273,965	3,249,549
Real estate property under development, net of current portion	141,714,322	128,516,074
Due from local government for real estate property development completed	2,370,939	3,165,644

Total Assets	$295,030,610	$301,213,564

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loan – current portion	$11,458,879	$12,998,197
Short-term loans - other	13,090,951	15,290,753
Accounts payable	31,984,471	57,317,877
Other payables	14,770,664	13,777,853
Construction deposits	382,838	367,133
Billings in excess of cost and earnings	7,785,747	2,960,452
Customer deposits	20,876,258	31,100,334
Shareholder loan	3,903,701	5,465,743
Accrued expenses	4,958,910	3,801,567
Taxes payable	15,153,949	12,579,071

Total current liabilities	124,366,368	155,658,980

Long-term bank loan, less current portion	1,636,983	6,499,098
Deferred tax liabilities	4,389,695	2,992,459
Customer deposits, net of current portion	6,704,214	3,829,870
Construction deposits, net of current portion	1,011,910	1,004,364

Total liabilities	138,109,170	169,984,771
Commitments and Contingencies
Stockholders' equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 45,050,000 shares issued and outstanding June 30, 2015 and September 30, 2014	45,050	45,050
Additional paid-in capital	17,759,349	17,759,349
Statutory surplus	12,845,197	12,845,197
Retained earnings	116,440,388	91,834,708
Accumulated other comprehensive income	9,831,456	8,744,489
Total stockholders' equity	156,921,440	131,228,793

Total Liabilities and Stockholders' Equity	$295,030,610	$301,213,564

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014

Real estate sales	$26,014,516	$28,854,104	$60,138,945	$92,902,437
Less: Sales tax	1,655,046	1,746,835	3,892,435	5,700,706
Cost of real estate sales	9,347,052	17,538,690	27,702,998	58,077,310
Gross profit	15,012,418	9,568,579	28,543,512	29,124,421

Operating expenses
Selling and distribution expenses	211,558	154,007	804,700	522,273
General and administrative expenses	427,363	557,779	1,636,889	1,684,253
Total operating expenses	638,921	711,786	2,441,589	2,206,526

Operating income	14,373,497	8,856,793	26,101,923	26,917,895

Interest income	-	3,401	-	12,406
Interest expense	(22,540)	(17,793)	(54,300)	(53,973)
Income before income taxes	14,350,957	8,842,401	26,047,623	26,876,328

Provision for income taxes	641,368	681,130	1,441,943	2,099,030
Net income	13,709,589	8,161,271	24,605,680	24,777,298

Other comprehensive income (loss)
Foreign currency translation adjustment	306,940	124,287	1,086,967	(408,017)

Comprehensive income	$14,016,529	$8,285,558	$25,692,647	$24,369,281

Basic and diluted income per common share
Basic	$0.30	$0.18	$0.55	$0.55
Diluted	$0.30	$0.18	$0.55	$0.55

Weighted average common shares outstanding
Basic	45,050,000	45,050,000	45,050,000	45,050,000
Diluted	45,075,821	45,125,144	45,089,819	45,125,144

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended June 30,
	2015	2014
Cash flows from operating activities
Net income	$24,605,680	$.	24,777,298
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax provision	1,369,997		1,681,415
Depreciation	63,137		54,933
Changes in assets and liabilities:
Restricted cash	(181,039)		(375,470)
Due from local government for real estate property development completed	815,661		(3,174,981)
Advances to vendors	(222,972)		109,130
Cost and earnings in excess of billings	942,175		(4,732,899)
Real estate property development completed	1,915,343		9,297,037
Real estate property under development	6,547,520		(87,987,018)
Other current assets	1,178,377		(290,275)
Accounts payables	(25,674,976)		2,728,118
Other payables	886,212		8,432,511
Billings in excess of cost and earnings	4,786,440		3,575,124
Customer deposits	(7,585,864)		10,913,504
Construction deposits	12,902		4,793
Accrued expenses	1,126,826		179,365
Taxes payable	2,471,784		4,085,999
Net cash provided by (used in) operating activities	13,057,203		(30,721,416)

Cash flow from financing activities
Proceeds from shareholder loan	10,500,816		7,577,486
Repayment of shareholder loan	(12,084,829)		(1,906,593)
Proceeds from bank loan	-		8,147,834
Repayment of bank loan	(6,525,285)		(1,629,567)
Proceeds from short-term loans-other	9,787,928		15,335,854
Repayment of short-term loans-other	(12,094,617)		-
Net cash (used in) provided by financing activities	(10,415,987)		27,525,014

Effect of changes of foreign exchange rate on cash	17,623		(8,816)
Net decrease in cash	2,658,839		(3,205,218)
Cash, beginning of period	1,125,545		5,878,101
Cash, end of period	$3,784,384		$2,672,883
Supplemental disclosures of cash flow information:
Interest paid	$1,355,741		$1,143,784
Income taxes paid	$102,337		$291,776

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.